EXHIBIT 99.1

SolarCity and Silver Lake Kraftwerk Announce $100 Million Strategic Investment

Chairman Elon Musk, CEO Lyndon Rive also participate in convertible debt securities offering

SAN MATEO, Calif., Nov. 18, 2015 /PRNewswire/ -- SolarCity Corporation (NASDAQ: SCTY) and Silver Lake Kraftwerk, Silver Lake’s energy and resource innovation fund, today announced that they have agreed to a strategic investment of $113 million in aggregate principal amount of SolarCity’s Zero Coupon Convertible Senior Notes (the “notes”). Silver Lake Kraftwerk has agreed to invest $100 million, SolarCity Chairman Elon Musk will invest $10 million and CEO Lyndon Rive will invest $3 million.

SolarCity is the #1 provider of rooftop solar in the U.S., and currently provides more than one out of every three new residential solar electricity systems. The company provides solar electricity directly to homeowners, businesses and government organizations for less than they spend on utility bills. SolarCity installed more residential solar than its next 36 competitors combined in Q2 2015—the most recent data available—and also installed more commercial solar than any other provider in the first half of 2015.

The investment by Silver Lake Kraftwerk is almost quadruple the size of its initial investment in SolarCity made in February 2012, which it subsequently exited in September 2013.

“We believe that SolarCity is a highly attractive long-term investment opportunity,” said Josh Raffaelli, Managing Director at Silver Lake Kraftwerk. “We think the Company’s unparalleled access to solar-specific tax equity, asset-backed security and debt clearly differentiates it from providers that are funding projects constantly via equity markets. Furthermore, we firmly believe that SolarCity’s near term focus on cost reduction and cash flow breakeven is absolutely the right strategy—the Company is already the leader in both commercial and residential solar. Its technology and brand advantage coupled with its cost structure and low cost of capital position it to continue to grow in 2017 even if the federal investment tax credit steps down. Distributed solar generation is an enormous opportunity and we believe there is no other company better positioned to take advantage of it.”

“Solar overtook natural gas and coal as the largest source of new energy in the U.S. in the first half of 2015, representing 40% of new capacity. Demand for SolarCity’s services has never been greater than it is today, and the global addressable market in front of us is massive,” said SolarCity CEO Lyndon Rive. “Silver Lake Kraftwerk knows the company and category well and we’re excited to work with them again.”

The notes will be senior, unsecured obligations of the Company, will not bear ordinary interest and the principal amount of the notes will not accrete. It is expected that the notes will be convertible into shares of SolarCity’s common stock (the “common stock”), based on an initial conversion rate of 30.303 shares of common stock per $1,000 principal amount of the notes (which is equal to an initial conversion price of $33.00 per share), subject to adjustment in certain circumstances. It is expected that the notes will mature in December 2020, subject to earlier conversion, redemption or repurchase.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation, or sale is unlawful. The notes and the shares of common stock issuable upon conversion of the notes, if any, will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

There are no material contingencies required to be satisfied, and the transactions are expected to close on or about December 7, 2015, subject to customary closing conditions and a standard capital call from Silver Lake Kraftwerk investors.

About SolarCity

SolarCity® (NASDAQ: SCTY) provides clean energy. The company has disrupted the century-old energy industry by providing renewable electricity directly to homeowners, businesses and government organizations for less than they spend on utility bills. SolarCity gives customers control of their energy costs to protect them from rising rates. The company makes solar energy easy by taking care of everything from design and permitting to monitoring and maintenance. Visit the company online at www.solarcity.com and follow the company on Facebook & Twitter.

About Silver Lake Kraftwerk

Silver Lake Kraftwerk is part of Silver Lake, the global leader in technology investing with over $26 billion in combined assets under management and committed capital and a team of approximately 100 investment and value creation professionals located around the world. Silver Lake Kraftwerk focuses on providing growth capital to technology innovators with established business models in the energy and resource sectors. Silver Lake Kraftwerk targets companies globally that leverage technology and business model innovation to improve energy efficiency, reduce waste and emissions, harness renewable energy, and more efficiently use natural resources, among other applications. For more information about Silver Lake Kraftwerk and its entire portfolio, please visit www.silverlake.com.

Investor Relations Contact:

Aaron Chew SolarCity 650-963-5920 investors@solarcity.com	Julien Trosdorf Silver Lake 415-671-7676 silverlake@brunswickgroup.com

This communication contains “forward-looking statements” that involve risks and uncertainties, including statements regarding, among other things, the investment by the purchasers, the issuance of the notes and the business prospects of the Company. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved, if at all. Forward-looking statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially, including, but not limited to, prevailing market conditions and the impact of general economic, and industry or political conditions in the United States or internationally. The Company cautions the reader to refer to the section entitled “Risk Factors” in its most recent Quarterly Report on Form 10-Q and subsequent Current Reports on Form 8-K, which have been filed with the Securities and Exchange Commission, which identify certain of these and additional risks and uncertainties. The Company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as otherwise required by law.